Exhibit 99.1

AsiaInfo-Linkage Sells Its Lenovo Security Business

BEIJING/SANTA CLARA, CA – December 6, 2010 – AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) (“AsiaInfo-Linkage” or the “Company”), a leading provider of communications software solutions, IT security products and related services, today announced that it has sold its IT security business through the disposition of Lenovo Security Technologies (Beijing), Inc. (“Lenovo Security”) to the management team of the IT security business.

Under the terms of the definitive agreement for the disposition (the “Agreement”), AsiaInfo-Linkage will receive approximately US$15.0 million in cash in exchange for 100% of its economic interest in Lenovo Security and settlement of certain inter-company liabilities.

“The divestment of our security business enables us to focus on our core business of providing best-of-class IT software solutions and services to telecom carriers,” said AsiaInfo-Linkage’s President and Chief Executive Officer Steve Zhang. “We will continue to develop a comprehensive solution and service offering to meet the unique demands of the carriers as they work to diversify their products in the world’s largest mobile market. Looking to the year ahead, we will concentrate on implementing our disciplined growth strategy of working alongside China’s telecom operators, while we capitalize on potential opportunities in the cable industry and telecommunication markets abroad.”

Business Outlook

“Through this transaction we will be able to build a stronger platform for sustainable, long-term value for our stockholders,” AsiaInfo-Linkage’s Chief Financial Officer Michael Wu noted. “There is no significant impact on our income statement and as a result of the transaction, our IT security business will be treated as a discontinued operation and our financial statements will no longer consolidate Lenovo Security, which contributed approximately eight percent of our net revenues in 2010 through the date of the disposition. As a result, we have revised our fourth quarter guidance.”

The Company now expects fourth quarter 2010 net revenue (non-GAAP)1 for the telecom solution business to be in the range of US$107 million to US$111 million. The Company also now expects fourth quarter 2010 net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share2 to be in the range of US$0.38 to US$0.41.

Conference Call

AsiaInfo-Linkage management will hold a conference call at 5:00 a.m. Pacific Time / 8:00 a.m. Eastern Time on December 7, 2010 (9:00 p.m. Beijing/Hong Kong Time). Management will discuss the deal in more detail and answer questions from analysts and investors.

[1]	Net revenue (non-GAAP) represents total revenue net of third-party hardware costs.
[2]

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per share excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, non-recurring merger related expenses and after-tax dividend income.

The dial-in numbers for the conference call are as follows:

•	U.S. Toll Free: +1-866-804-6925

•	U.S Toll/International: +1-857-350-1671

•	China Toll Free Number: +86-10-800-852-1490/ +86-10-800-130-0399

•	Hong Kong Toll Free: +852-800-963844

The passcode for the conference call is 56800674.

A replay of the call will be available until 8:00 a.m. Eastern Time on December 21, 2010 by dialing one of the following numbers:

•	U.S Toll Free: +1-888-286-8010

•	International: +-1-617-801-6888

The passcode for the replay of the conference call is 82616016.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and services in the telecommunication industry. Following the merger between AsiaInfo and Linkage on July 1, 2010, AsiaInfo-Linkage leverages both AsiaInfo’s and Linkage’s leading market positions and complementary customer bases to provide a robust, comprehensive quad-play service offering. AsiaInfo-Linkage’s world-class R&D capabilities and extensive base of highly skilled engineers provide best-of-class solutions to facilitate customers to differentiate themselves from their competitors.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of December 6, 2010. AsiaInfo-Linkage assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo-Linkage’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; our ability to successfully integrate the business of Linkage into ours; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com